UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
August 28, 2007
Date of Report (Date of earliest event reported)

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

4336 Montgomery Ave., Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The information contained in this Item 7.01 shall not be deemed to be incorporated by reference in any filings under the Securities Act of 1933, as amended.

Press Release

On September 6, 2007,  India Globalization Capital, Inc. (“IGC”) issued a press release announcing it had entered into the letters of intent with  SRICON Ltd., Techni Bharathi and Odeon Limited described in Item 8.01 below and updating the status of agreements into which IGC had previously entered with Chiranjjeevi Wind Energy Limited, and with MBL, Inc.   A copy of the press release is attached hereto as Exhibit 99.1.

Additional Information

Stockholders of IGC, and other interested persons, are advised to read, when available, IGC’s preliminary proxy statement and definitive proxy statement (collectively, “Proxy Statements”) in connection with IGC’s solicitation of proxies for the special meeting of stockholders to be held in connection with the Acquisition because these Proxy Statements will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the Acquisition. The Proxy Statements, once available, can also be obtained without charge at the Securities and Exchange Commission’s internet site at (http://www.sec.gov). Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing requests to: India Globalization Capital, Inc., 4336 Montgomery Ave., Bethesda, Maryland 20814.

IGC and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of IGC stockholders to be held to approve the Acquisition. Information regarding IGC and its directors and executive officers is available in IGC’s Annual Report on Form 10-KSB for the year ended March 31, 2007, filed with the Securities and Exchange Commission on June 16, 2007, as amended by Form 10-KSB/A filed with the Securities and Exchange Commission on August 20, 2007,  and such information will be available in the Proxy Statements. No person other than IGC has been authorized to give any information or to make any representations on behalf of IGC or MBL in connection with the Acquisition, and if given or made, such other information or representations must not be relied upon as having been made or authorized by IGC.

 Item 8.01 Other Events.

On August 28, 2007, India Globalization Capital, Inc. (“IGC”) entered into a non-binding letter of intent  with SRICON Ltd, to purchase 63% of its outstanding common stock for a purchase price of approximately $32 million (all the USD numbers herein are based on a conversion rate of Rs. 40 per USD) in cash.  The letter of intent grants IGC exclusive negotiation rights with SRICON until June 1, 2008, unless the letter of intent is terminated earlier by IGC.

SRICON Ltd. engages in road-building and maintenance projects in India, as well as managing road-building projects on a contract basis for national, state and local agencies. SRICON also engages in the BOT segment of road-building in which the government of India awards contracts to companies that can Build out pieces of major highways, Own and operate them for periods between 20 and 30 years and then Transfer them back to the government. Revenues are generated throughout the term of these agreements through a regulated toll system that establishes a visible income stream and a return on investment based on a projected traffic volume for the various routes that are awarded.

On August 28, 2007 and September 6, 2007 respectively, IGC entered into non-binding letters of intent  with Techni Bharathi (TBL) and with Odeon Limited, the holder of certain convertible debentures of TBL to purchase shares of common stock and convertible debentures directly from TBL and the TBL convertible debentures owned by Odeon from Odeon for an aggregate purchase price of approximately $12.13 million in cash.   Upon consummation of the transaction and conversion of the debentures, IGC would own approximately 74% of the outstanding common stock of TBL.  The letters of intent grant IGC exclusive negotiation rights with TBL until June 1, 2008 and with Odeon until January 31, 2008, in each case unless the respective letter of intent is terminated earlier by IGC.

TBL engages in road-building, with prior experience in the building of tunnels, cannels, bridges, airport taxiways and dams as well as the civil works for mini hydro power generation.

 A copy of the Press Release issued by the Company announcing the letters of intent is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated September 6, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIA GLOBALIZATION CAPITAL, INC.
Date: September 7, 2007	By:	/s/ Ram Mukunda
	Name:	Ram Mukunda
	Title:	President and Chief Executive Officer

Exhibit Index

99.1	Press Release dated September 6, 2007